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                                                               Exhibit 10(i)-1



                   TAX ALLOCATION AND INDEMNITY AGREEMENT


        TAX ALLOCATION AND INDEMNITY AGREEMENT, dated as of January 9, 1996, among Bally Entertainment Corporation, a Delaware corporation (the "Company"). Bally Total Fitness Holding Corporation formerly Bally's Health & Tennis Corporation, ("BTFHC") and their respective direct and indirect subsidiaries.

        WHEREAS, the Company, BTFHC and their subsidiaries have joined in filing consolidated Federal Income Tax Returns and certain consolidated, combined or unitary state Income Tax Returns;

        WHEREAS, the Company and BTFHC have entered into a Tax Sharing Agreement, dated as of April 6, 1983, which was amended on June 12, 1985 and December 31, 1987, a Tax Amendment, dated May 15, 1991, which was amended as of January 25, 1993 and February 18, 1993 (together, as amended the "BTFHC Tax Agreement"), and a Capital Contribution Agreement, dated April 6, 1983, as amended on May 15, 1991 (the "CC Agreement"); the Company and BTFHC's wholly-owned subsidiary, Health & Tennis Corporation of America ("HTCA") have entered into a Tax Sharing Agreement, dated as of April 6, 1983, which was amended on October 31, 1984 and April 4, 1985 (together, as amended, the "HTCA Tax Agreement"); and the Company and BTFHC's wholly-owned subsidiary, Scandinavian Health Spa, Inc. ("Scandinavian") have entered into a Tax Sharing Agreement, dated as of October 31, 1984 (the "Scandinavian Tax Agreement");

        WHEREAS, pursuant to the BTFHC Tax Agreement, the CC Agreement, the HTCA Tax Agreement and the Scandinavian Tax Agreement (collectively, the "Tax Agreements"), the parties have allocated among themselves responsibility for the payment of all federal, state, local and other Taxes (as defined below) of BTFHC and its subsidiaries while -such corporations remain part of the Bally Group (as defined below);

        WHEREAS, the Company has decided to distribute all of its common stock in BTFHC to the Company's stockholders in a transaction intended to quality for tax-free treatment under Code Section 355 (the "Spin-off");

        WHEREAS, pursuant to the Spin-off, BTFHC and its direct and indirect subsidiaries will leave the Bally Group; and

        WHEREAS, the parties hereto wish to provide for (i) the allocation of, and indemnification against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns en a basis consistent with prior practice and the payment of Taxes with respect thereto, (iii) the termination of the Tax Agreements, and (iv) certain related matters;

        NOW THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:
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        1.  DEFINITIONS.

        When used herein the following terms shall have the following meanings:

        "Affiliate" -- with respect to any corporation (the "given corporation"), each person, corporation, partnership or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the given corporation. For purposes of this definition, "control" means the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding voting interests.

        "Affiliated Group" -- an affiliated group of corporations within the meaning of Code Section 1504(a) for the Taxable Period or, for purposes of any state income tax matters, any consolidated, combined or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state in question.

        "After-Tax Basis" -- any indemnity payment made hereunder shall give effect to, and be reduced by the value of, any and all Federal, state or other Tax Benefits attributable to the payment of the indemnified liability, which value shall be determined on an assumed basis by multiplying the amount of any applicable deduction, credit, offset or other tax item by the applicable highest marginal rate of taxation in effect for the period for which the adjustment is made (i.e., under current law, 35% for Federal Income Taxes, plus applicable state Income Tax rates). For example, if an interest payment of $100 is indemnified hereunder, the indemnification payment with respect thereto shall be reduced by $35 (to reflect the indemnitee's Federal Income Tax benefit) and an additional amount based on applicable state Income Tax rates (to reflect the indemnitee's state Income Tax benefit (if any)).

        "Bally Group" -- The Company and each corporation that joined with the Company in filing a consolidated federal income tax return for any Pre-Closing Taxable Period. For purposes of this Agreement, the Bally Group shall terminate at the close of the Closing Date. To the extent applicable to any state income tax matters, the "Bally Group" shall include all corporations joining in the filing of a consolidated, combined or unitary income tax return for the state in question.

        "Bally Member" -- a corporation that was a member of the Bally Group at the close of the Closing Date.

        "BTFHC" -- as defined in the preamble to this Agreement.

        "BTFHC Group" -- BTFHC and each corporation that joins with BTFHC in filing a consolidated federal income tax return for any Post-Closing Taxable Period. For purposes of this Agreement, the BTFHC Group shall exist from and after the day after the Closing Date. To the extent applicable to any state income tax matters, the "BTFHC Group" shall include all corporations joining in the filing of a consolidated, unitary or combined income tax return for the state in question.




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        "BTFHC Member" -- a corporation that was a Bally Member and becomes a member of the BTFHC Group on the day after the Closing Date.

        "Closing Date" -- the date on which the Spin-off is effected by the Company.

        "Code" -- the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the Taxable Year in question.

        "Combined Jurisdiction" -- for any Taxable Period, any state, local or foreign jurisdiction in which the Company or a Company Affiliate is included in a consolidated, combined, unitary or similar return with the Company or any Company Affiliate for state, local or foreign Income Tax purposes.

        "Company " -- as defined in the preamble to this Agreement.

        "Company Group" -- the Company and each corporation that joins with the Company in filing a consolidated federal income tax return for any Post-Closing Taxable Period. For purposes of this Agreement, the Company Group shall exist from and after the day after the Closing Date and shall include any corporation acquired by any member of the Company Group from any member of the BTFHC Group on or prior to the Closing Date. To the extent applicable to any state income tax matters, the "Company Group" shall include all corporations joining in the filing of a consolidated, unitary or combined income tax return for the state in question.

        "Company Member" -- a corporation that was a Bally Member and, for purposes of this Agreement, becomes a member of the Company Group on the day after the Closing Date.

        "Final Determination" -- (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other jurisdictions; or (iii) any other final settlement with the IRS or other Taxing Authority, or (iv) the expiration of an applicable statute of limitations.

        "Income Tax(es)" -- with respect to any corporation or group of corporations, any and all Taxes based upon or measured by net income (regardless of whether denominated as an "income tax," a "franchise tax" or otherwise), imposed by any Taxing Authority, together with any related interest, penalties or other additions thereto.

        "Information Return(s)" -- any and all returns, reports, estimates, information statements, declarations or other filings (other than Tax Returns) required to be filed or supplied to any Tax Authority by any corporation with respect to the Tax Liabilities of any other person or entity.

        "IRS" -- the U.S. Internal Revenue Service.




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        "Other Tax(es)" -- with respect to any corporation or Affiliated Group, any and all Taxes, other than Income Taxes, together with any related interest, penalties or other additions thereto.

        "Overdue Rate" -- a rate of interest per annum that fluctuates with the Federal short-term rate established from time to time pursuant to Code Section 6621.

        "Post-Closing Taxable Period" -- a Taxable Year that ends after the Closing Date.

        "Pre-Closing Taxable Period" -- a Taxable Year that ends on or before the Closing Date.

        "Representative" -- with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

        "Separate Jurisdiction" -- for any Taxable Period, any state, local or foreign jurisdiction that is not a Combined Jurisdiction.

        "Spin-off" -- as defined in the Preamble.

        "Tax(es)" -- any net income, gross income, gross receipts, sales, use, excise, franchise, transfer, payroll, premium, property or windfall profits tax, alternative or add-on minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority, whether any such tax is imposed directly or through withholding.

        "Taxable Period" -- either a Pre-Closing Taxable Period or a Post-Closing Taxable Period.

        "Taxable Year" -- a taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

        "Tax Benefit(s)" -- (i) in the case of an Income Tax for which a consolidated Federal, or a consolidated, combined or unitary state or other, Tax Return is filed, the amount by which the Tax liability of the Affiliated Group or other relevant group of corporations is reduced (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Income or Other Taxes of such reduction), plus any interest received with respect to any related Tax refund, and (ii) in the case of any other Tax, the amount by which the Tax liability of a corporation is reduced (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other Taxable Year or as a carryforward





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or carryback, and including the effect on other Income or Other Taxes of such reduction), plus any interest received with respect to any related Tax refund.

        "Taxing Authority" -- the IRS and any other domestic or foreign governmental authority responsible for the administration of any Tax.

        "Tax Practices" -- the most recently applied policies, procedures and practices employed by the Bally Group in the preparation and filing of, and positions taken on, any Tax Returns of the Company or any Company Affiliate for any Pre-Closing Taxable Period.

        "Tax Return(s)" -- all returns, reports, estimates, information statements, declarations and other filings relating to, or required to be filed by any taxpayer in connection with, its liability for, or its payment or receipt of any refund of, any Tax.

        "Tax Treatment"-- as defined in Section 3(c) hereto.

        "Vertical Club" -- Vertical Fitness and Racquet Club, Ltd. , a New York corporation, and, as the context may require, the health and fitness business of such corporation.

        2.   OBLIGATIONS, RESPONSIBILITIES AND RIGHTS OF THE COMPANY AND BTFHC

             (a)  Preparation and Filing of Tax Returns.

                  (i) BY THE COMPANY. The Company shall prepare and timely file (or cause to be prepared and timely filed):

                       (A) on behalf of the Bally Group and all Bally Members, all Income Tax Returns for all Pre-Closing Taxable Periods;

                       (B)  Except to the extent specifically provided in
Section 2(a)(ii)(B), on behalf of all Company Members (other than the Vertical Club for Pre-Closing Taxable Periods) on a separate or group basis
(including any group of less than all Bally Members, but not including a group comprised of solely of the Vertical Club and one or more BTFHC Members), all Other Tax and Information Returns for all Pre-Closing Taxable Periods; and

                       (C) on behalf of the Company Group and all Company Members, all Tax and Information Returns for all Post-Closing Taxable Periods (including in any such Returns filed on a consolidated, combined or unitary basis, to the extent required by law, that include the operations of BTFHC and all BTFHC Members for any Pre-Closing Taxable Periods with respect to such corporations).

                  (ii) BY BTFHC Except to the extent specifically provided in Section 2(a)(i), BTFHC shall prepare and timely file (or cause to be prepared and timely filed):




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                       (A)  on behalf of the BTFHC Group, all BTFHC
Members, the Vertical Club (for Pre-Closing Taxable Periods only), and any group of less than all BTFHC Members (including a group comprised solely of the Vertical Club and one or more BTFHC Members), all Tax and Information Returns for all Taxable Periods required to be filed after the Closing Date); and


                       (B) on behalf of any Bally Member, all Tax and Information Returns relating to any real property transfer Taxes (including any imposed by New York City or State of New York) relating to the transfer or deemed transfer of any real property owned or leased by such Member during any Pre-Closing Taxable Period (including, without limitation, any such Taxes resulting from the Spin-off).


             (b) Provision of Filing Information. BTFHC (or the Company, as the case may be) shall cooperate and assist the Company (or BTFHC) in the preparation and filing of all Tax Returns subject to Section 2(a) and submit to the Company (or BTFHC) (x) all necessary filing information in a manner consistent with past Tax Practices and (y) all other information reasonably requested by the Company (or BTFHC) in connection with the preparation of such Tax Returns promptly after such request. It is expressly understood and agreed that the Company's (or BTFHC's) ability to discharge its Tax Return preparation and filing responsibilities is contingent upon BTFHC (or the Company) providing the Company (or BTFHC) with all cooperation, assistance and information reasonably necessary or requested for the filing of such Income Tax Returns and that BTFHC (or the Company) shall indemnify the Company (or BTFHC), and the Company's (or BTFHC's) indemnification obligations of Section 3 shall not apply, if, and to the extent that, Taxes are increased as a result of material inaccuracies in such information or of failures to provide such information and assistance.

             (c) Taxable Year. BTFHC and the Company agree that, to the extent permitted by applicable law, (i) the Taxable Year of the BTFHC Members included in the consolidated Federal Income Tax Return of the Bally Group for the Bally Group Taxable Year that includes the Closing Date (and all corresponding consolidated, combined or unitary state, local or other Income Tax Returns of the Bally Group) shall end at the close of the Closing Date, and (ii) the BTFHC Group and each BTFHC Member shall begin a new Taxable Year for purposes of such Federal, state, local or other Income Taxes on the day after the Closing Date. The parties further agree that, to the extent permitted by applicable law, all Federal, state, local or other Income Tax Returns shall be filed consistently with this position. The Company shall determine, after reasonable consultation with BTFHC, whether for state, local or other Income Tax Returns, each BTFHC Member's Taxable Year that includes the Closing Date terminates at the close of the Closing Date for each Taxing Jurisdiction.

             (d) Advance Review of Tax Returns. At least thirty (30) days prior to the filing of any Federal Income Tax Return (including amendments thereto) that includes a BTFHC Member, and at least fifteen (15) days prior to the filing of any Tax Return other than any Federal Income Tax Return (including amendments thereto) that includes a BTFHC Member, the Company shall provide BTFHC with the portion of such Tax Return related to the BTFHC Member. In the case of each Tax Return subject to the conformity requirements of


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Section 2(e) and filed pursuant to Section 2(a), BTFHC shall provide the
Company with copies of any such Tax Return at least thirty (30) days prior to the filing thereof (including amendments thereto). BTFHC and its Representatives (or the Company and its Representatives, as the case may be) shall have the right to review all related work papers prior to the filing of any such Tax Return. The Company (or BTFHC, as the case may be) shall consult with BTFHC (or the Company) regarding its comments with respect to such Tax Returns and shall in good faith (A) consult with BTFHC (or the Company) in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (B) consider BTFHC's (or the Company's) recommendations for alternative positions with respect to items reflected on such Tax Returns; provided, however, that the Company (or BTFHC) shall not be required to consider any such recommendation if the result thereof would adversely affect the Taxes of the Company Group or any Company Member (or the BTFHC Group or any BTFHC Member) for any Post-Closing Taxable Period and may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from BTFHC (the Company) for any increases in Taxes that may result from the adoption of the relevant alternative position.

                 (e) Consistent Positions on Tax Returns. The Company (or BTFHC , as the case may be) shall prepare all Tax Returns filed pursuant to
Section 2(a) for all Taxable Years ended on or before December 31, 1996 in a manner consistent with past Tax Practices except as otherwise required by changes in applicable law or material underlying facts.

                 (f) Allocation of Taxes. If required to effect the purposes of this Agreement, Taxes shall be allocated between the Pre- and Post-Closing Taxable Periods, in the Company's reasonable judgment, in the following manner:

                     (i) To the extent not impractical, on the basis of the actual operations and taxable income for each such period, determined by closing the books of the entity at the close of the Closing Date; or

                     (ii) To the extent that an allocation based on a closing of the books is impractical, the Company may use any reasonable method or methods, including allocations based on (x) allocations of taxable income, loss, gain, deduction and credits made for the entity for Federal Income Tax purposes, (y) rounding to the next nearest month-end, and (z) the actual number of days in the Pre- and Post-Closing Taxable Periods in proportion to the number of days in the entire Taxable Year.

                 (g) Payment of Taxes. The Company shall pay (i) all Taxes shown to be due and payable on all Tax Returns filed by the Company pursuant to
Section 2(a)(I) hereof (other than any Income Taxes of BTFHC Members for Separate Jurisdictions for all Pre-Closing Taxable Periods), and (ii) subject to Section 3(b) and 3(c), all additions to Taxes payable by the Company under clause (i) of this Section 2(g) that result from a Final Determination. BTFHC shall pay (w) all Taxes shown to be due and payable on all Tax Returns filed by BTFHC pursuant to Section 2(a)(ii), (x) all Income Taxes of BTFHC Members for Separate Jurisdictions for all Pre-Closing Taxable Periods, (y) all additions to Taxes payable under clauses (w) or (x) of this Section 2(g) that result from a Final Determination, and (z) to the extent specifically


                                      7


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provided in Section 3(c), all additional Taxes of Bally, the Bally Group, any
Bally Member, the Company, the Company Group or any Company.

                 (h) Amendments to Tax Returns. The Company (or BTFHC, as the case may be) shall be entitled to amend Tax Returns filed by the Company (or BTFHC) pursuant to Section 2(a); PROVIDED, HOWEVER, that BTFHC (or the Company, solely with respect to Income Taxes of BTFHC Members for separate Jurisdictions) shall not amend for any reason whatsoever any Tax Return of the Company or any Company Member (or any such BTFHC Member) for any Pre-Closing Taxable Period or any Post-Closing Taxable Period ended on or before December 31, 1996, except (A) pursuant to the settlement or other resolution of a contest subject to Section 6 or (B) with the Company's (or BTFHC's) written consent (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that such prohibition shall not extend to the correction of mathematical or material factual errors or other adjustments necessary to conform such Tax Returns to applicable law or past Tax Practices.

                 (i) Refunds of Taxes. The Company shall be entitled to any refund of any and all Taxes for which the Company shall have the payment obligation under the first sentence of Section 2(g). BTFHC shall be entitled to any refund of any and all Taxes for which BTFHC shall have the payment obligation under the second sentence of Section 2(g). Except as otherwise provided in this Agreement, if the Company or any Company Member (or BTFHC or any BTFHC Member, as the case may be) receives a Tax refund to which BTFHC or any BTFHC Member (or the Company or any Company Member) is entitled pursuant to this Agreement, the Company (or BTFHC) shall pay (in accordance with Section 4) the amount of such refund (including any interest received thereon) to BTFHC (or the Company) promptly after receipt thereof.

                 (j) Carrybacks. BTFHC shall notify the Company promptly of the existence of any items of deduction, loss or credit arising in a Post-Closing Taxable Year that are required to be carried back to a Taxable Period of the Bally Group or any Bally Member (other than to a separate Tax Return of a member of the BTFHC Group). BTFHC hereby expressly agrees (on its behalf and on behalf of all BTFHC Members and successors thereto) that the Company or any member of the Company Group may retain any cash refund or reduction of a Tax liability or any other Tax Benefit obtained by the Company or any member of the Company Group (other than a member of the BTFHC Group) as a result of any carryback without compensation to BTFHC or any BTFHC Member. BTFHC and the Company agree that BTFHC should elect to carry forward all such items that affect the Company or any member of the Company Group to the extent permitted under applicable law.


                 (k) NOL, ITC and AMT Credit Benefits. The Tax Returns of the Bally Group for Taxable Years prior to and including the Taxable Year that includes the Closing Date reflect that certain BTFHC Members have attributable to them, under applicable Federal and state Income Tax law, certain net operating loss carryforwards, investment tax credit carryforwards and alternative minimum tax credit carryforwards (the "Carryforwards"). The parties hereto agree that the BTFHC Group and the BTFHC Members shall be exclusively entitled to use and benefit from the Carryforwards without compensation to the Bally Group, any Bally Member, the Company Group or any Company member. BTFHC hereby further

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acknowledges and agrees (on its behalf and on behalf of all Bally Members) that the exact amount of the Carryforwards is not presently known and may not be definitively determined until a Final Determination has been reached for all Pre-Closing Taxable Periods of the Bally Group and each Bally Member. BTFHC further agrees that it shall have no recourse against the Bally Group, any Bally Member, the Company Group or any Company Member regardless of (a) what amount of such Carryforwards will ultimately be available to the BTFHC Group and the BTFHC Members in Post-Closing Taxable Years and (b) whether the Carryforwards shall be subject to any limitation imposed as a result of the application of Code Sections 382 and 383, the Treasury regulations thereunder or other applicable law. The Company hereby agrees to take any action or make any election reasonably required to permit BTFHC and the BTFHC Members to utilize the Carryforwards; PROVIDED, HOWEVER, that no such action or election shall be required if it would adversely affect in any way the Income Tax liabilities of the Company Group or any Company Member for any Taxable Year.
The parties also hereby agree that the provisions of this Section 2(k) shall apply with respect to any similar carryforwards available under applicable state, local or foreign Income Tax law.

        3.    INDEMNIFICATION.

              (a)  By the Company.

                   (i) TAXES. Subject to Sections 2(b), 3(b) and 3(c), the Company shall indemnify and hold BTFHC and the BTFHC Members harmless (on an After-Tax Basis) against any and all Taxes for which the Company has the payment obligation under the first sentence of Section 2(g).

                   (ii) MEMBER LIABILITY. Subject to Sections 2(b), 3(b) and 3(c), the Company shall indemnify and hold BTFHC and the BTFHC Members harmless (on an After-Tax Basis) against each and every liability for Taxes of the Bally Group under Treas. Reg. Section 1.1502-6 or any similar law, rule or regulation administered by any Taxing Authority, together with any related interest, penalties and other additions.

              (b)  By BTFHC

                   (i) TAXES. BTFHC shall indemnify and hold the Company Group and the Company Members harmless (on an After-Tax Basis) against the Taxes for which BTFHC has the payment obligation under the second sentence of
Section 2(g).

                   (ii) Vertical Club Transfer. BTFHC shall indemnify and hold the Company Group and the Company Members harmless (on an After-Tax Basis) against any real estate transfer, recording or similar Taxes arising from the acquisition of the Vertical Club by the Company.

                   (iii) Post-Closing Transactions. Notwithstanding any contrary provision in this Agreement or in the Distribution Agreement, BTFHC shall indemnify and hold the Company Group and the Company Members harmless (on an After-Tax Basis) against any Taxes imposed on or against the Bally Group or the Company Group (including any Bally


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
Member or Company Member) that are attributable to, or arise from, transactions or events outside the ordinary course of business of BTFHC and the BTFHC Members occurring after the Spin-off becomes effective and prior to the close of the Closing Date.

              (c) Assumed Tax Treatments. The parties expressly agree for all purposes to treat the Spin-off as a tax-free distribution under Code Section 355 (the "Tax Treatment"). Each party hereto also expressly agrees not to take (and to cause each of its Affiliates not to take) any action (except where required by law to do so) inconsistent with the treatment of the Spin-off and all related transactions in accordance with the Tax Treatments and to take (and to cause each of its affiliates to take) any and all actions reasonably available to such party (or affiliate) to support and defend such treatment. Notwithstanding anything to the contrary in Sections 3(a) or 3(b), if, as a result of the acquisition of a party hereto, the sale of one or more of a party's subsidiaries, assets or businesses, the discontinuation of all or a substantial part of a party's businesses or any other affirmative act (such party being the "affected party" for purposes of this Section 3(c)), a Final Determination results in the Tax Treatment being incorrect and as a result thereof additional Taxes are incurred, or any Tax Benefit is eliminated with respect to any member of the Bally Group in any Taxable Period, the affected party shall pay, and indemnify the other party against all such additional Taxes. If both the Company and BTFHC shall be "affected parties" in accordance with the preceding sentence, the "affected party" undergoing the first transaction causing such a Final Determination shall indemnify the other party. Any such claim for indemnification shall otherwise be handled in the manner specified under this Section 3, but shall not affect in any manner the provisions of Sections 5 and 6 with respect to cooperation and control of contests and audits.

              (d) Certain Reimbursements. BTFHC (or the Company, as the case may be) shall notify the Company (or BTFHC) of any Taxes paid by the BTFHC Group or any BTFHC Member (or the Company Group or any Company Member) which are subject to indemnification under this Section 3; PROVIDED, HOWEVER, that no Tax liability of $10,000 or less shall in any event be indemnified hereunder. To the extent not otherwise provided in this Section 3, any other notification contemplated by this Section 3(d) shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Closing Taxable Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this Section 3(d) is given, the notified party shall pay the amount requested in such notice to the notifying party in accordance with
Section 4, but only to the extent that the notified party agrees with such request. To the extent the notified party disagrees with such request, it shall, within 20 days, so notify the notifying party, whereupon the parties shall use their best efforts to resolve any such disagreement. To the extent not otherwise provided for in this Section 3 or in Section 4, any payment made after such 20-day period shall include interest at the Overdue Rate from the date such payment would have been made under Section 4 based upon the original notice given by the notifying party.

              (e) Loss of Tax Benefits. Appropriate payments shall be made between the parties to take account of subsequent losses of, or changes in, any Tax Benefit that has been taken into account for purposes of determining the After-Tax Basis of any indemnification payment.


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         4.   METHOD, TIMING AND CHARACTER OF PAYMENTS REQUIRED BY THIS
              AGREEMENT

              (a) Payment Procedures. The Company and BTFHC hereby agree to the following monthly monitoring, notification and payment system with respect to all amounts that shall become due and payable hereunder between the parties:
(i) The Company's Tax Department shall maintain a current accounting for all amounts due and payable by the Company, BTFHC or their respective subsidiaries pursuant to this Agreement, (ii) BTFHC shall notify the Company in writing of any amounts that shall become due to it or its subsidiaries hereunder on or before the 20th calendar day of each month, (iii) on or before the last business day of each month, the Company shall prepare and distribute to BTFHC a comprehensive monthly report of all amounts that have become due hereunder to either party or their subsidiaries (including any amounts known by the Company to be due to BTFHC or its subsidiaries even if not subject to a written notification in accordance with clause (ii) above), (iv) the net amount due between the Company and its subsidiaries on the one hand and BTFHC and its subsidiaries on the other hand as of such month-end (including any amounts remaining unpaid, plus interest thereof, from prior months) shall become payable on the 10th calendar day of the following month (or, if such day is not a business day, the next business day thereafter). The parties hereby agree to consult with each other in good faith to resolve any differences with respect to such monthly reports and payments. The Company's failure to prepare or distribute any such monthly report shall not relieve or defer its obligation to pay any amounts it may owe to BTFHC hereunder.

              (b) Payment in Immediately Available Funds; Interest. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided herein, any payment not made on the date when payable under Section 4(a) or otherwise hereunder shall thereafter bear interest at the Overdue Rate.

              (c) Characterization of Payments. Any payment (other than interest thereon) made hereunder by the Company to BTFHC or by BTFHC to the Company shall be treated by all parties for all purposes as a non-taxable intercompany settlement of liabilities existing immediately before the Spin-off or, to the extent appropriate, as a non-taxable dividend distribution or capital contribution.

        5.    COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY.

              (a) Provision of Cooperation, Documents and Other Information. Upon the reasonable request, the Company and BTFHC shall promptly provide (and shall cause their respective Affiliates to provide) the requesting party with such cooperation and assistance, documents, and other information, without charge, as may be necessary or reasonably helpful in connection with (i) the preparation and filing of any original or amended Tax Return, (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement, or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include, without limitation: (w) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return; (x) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by the Bally Group, a Bally Member, the Company Group, a Company Member, the BTFHC Group or a BTFHC Member, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, with respect to Tax Returns which the Company may be obligated to file on behalf of BTFHC Members pursuant to Section 2(a); (y) the prompt and timely filing of appropriate claims for refund; and (z) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

              (b) Retention of Books and Records. The Company, each Company Member, BTFHC and each BTFHC Member shall retain or cause to be retained all Tax Returns, and all books, records, schedules, workpapers, and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement. The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations, and shall provide at least thirty (30) days prior written notice of any intended destruction of the documents referred to in the preceding sentence. A party giving such a notification shall not dispose of any of the foregoing materials without first obtaining the written approval (which may not be unreasonably withheld) of the notified party.

              (c) Status and Other Information Regarding Audits and Litigation. The Company (or BTFHC, as the case may be) shall use reasonable best efforts to keep BTFHC (or the Company) advised, as to the status of Tax audits and litigation involving any issue relating to any Taxes, Tax Returns or Tax Benefits subject to indemnification under this Agreement. To the extent relating to any such issue, the Company (or BTFHC) shall promptly furnish BTFHC (or the Company) copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent's report or similar report, notice of proposed adjustment or notice of deficiency.

              (d) Confidentiality of Documents and Information. Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.

        6.    CONTESTS AND AUDITS.

              (a) Notification of Audits or Disputes. Upon the receipt by the Company or any Company Member (or BTFHC or any BTFHC Member, as the case may be) of notice of any pending or threatened Tax audit or assessment which may affect the liability for

Taxes that are subject to indemnification hereunder, the Company (or BTFHC) shall promptly notify the other in writing of the receipt of such notice.

              (b) Control and Settlement. The Company shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating, in whole or in part, to any Pre-Closing Taxable Period or any other Taxable Period for which the Company is responsible, in whole or in part, for Taxes under Sections 2(g) and (3), and to employ counsel of its choice at its expense; PROVIDED, HOWEVER, that, with respect to such issues that may impact BTFHC or any BTFHC Member for any Post-Closing Taxable Period or for which BTFHC or HTCA may be responsible in part under Sections 2(g) and (3), the Company shall (i) afford BTFHC full opportunity to observe at any such proceedings and to review any submissions related to such issues, (ii) in good faith consult with BTFHC regarding its comments with respect to such proceedings and submissions in an effort to resolve any differences with respect to the Company's positions with regard to such issues, (iii) in good faith consider BTFHC's recommendations for alternative positions with respect to such issues, and (iv) advise BTFHC of the reasons for rejecting any such alternative position. In the event of any disagreement regarding the proceedings, the Company shall have the ultimate control of the contest and any settlement or other resolution thereof. BTFHC shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating solely to any Post-Closing Taxable Period of the BTFHC Group or any BTFHC Member, or relating to any other Taxable Period for which BTFHC is solely responsible for Taxes under Sections 2(g) and (3), and to employ counsel of its choice at its expense; PROVIDED, HOWEVER, that BTFHC shall (i) afford the Company full opportunity to observe at any such proceedings and to review any submissions related thereto and (ii) not agree to settle any such proceeding in a manner that could reasonably have a material and adverse effect on (A) any indemnification obligation of the Company hereunder, (B) any Tax liability of the Bally Group or any Bally Member for any Pre-Closing Taxable Period or (C) any Tax liability of the Company Group or any Company Member for any Post-Closing Taxable Period, without the prior written consent of the Company, which consent shall not be unreasonably withheld.

              (c) Delivery of Powers of Attorney. BTFHC (and, to the extent necessary, its subsidiaries) shall execute and deliver to the Company, promptly upon request, such powers of attorney authorizing the Company to extend statutes of limitations, receive refunds and take such other actions that the Company reasonably considers to be appropriate in exercising its control rights pursuant to this Section 6.

        7.    MISCELLANEOUS.

              (a) Effectiveness. This Agreement shall be effective from and after the Closing Date and shall survive until the expiration of any applicable statute of limitations.

              (b) Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof.

              (c) Termination of Prior Agreements. Except as expressly provided in Section 12 of the Transitional Services Agreement by and between the Company and BTFHC, dated as of the date hereof (the "Transitional Services Agreement"). This Agreement amends and supersedes, as of the Closing Date, the obligation of the Company and all members of the Company Group, on the one hand, and BTFHC and all members of the BTFHC Group, on the other hand, to make any payment pursuant to the Tax Agreements, any and all other sharing or allocation agreements with respect to Taxes in effect on the Closing Date. The Tax Agreements and any other sharing or allocation agreements shall otherwise remain in full force and effect with respect to the Company and all members of Company Group.

              (d) Guarantees of Performance. The Company and BTFHC hereby guarantee the complete and prompt performance by the members of their respective Affiliated Groups of all of their obligations and undertakings pursuant to this Agreement. If, subsequent to the Effective Time, either the Company or BTFHC shall be acquired by another entity such that 50% or more of its common stock is in common control, such acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement.

              (e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

              (f) Indulgences, etc. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or farther exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

              (g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to the conflict of law principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

              (h) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in the manner provided in Section 23 of the Transitional Services Agreement and except that such notice shall be directed to the Tax

Department (to the attention of the Tax Director or other designated representative of the Tax Department) of each party, with a copy to the Chief Financial Officer of each party.

              (i) Modification or Amendment. This Agreement may be amended at any tune by written agreement executed and delivered by duly authorized officers of BTFHC and the Company.

              (j) Successors and Assigns. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, a party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

              (k) No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

              (l) Other. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument. The section numbers and captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

             (m) Predecessors and Successors. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation, Affiliated Group or member of an Affiliated Group shall also include any predecessors or successors thereto, by operation of law or otherwise.

             (n) Effect of Transitional Services Agreement. At any time when the Company is providing tax planning and compliance services to BTFHC under the Transitional Services Agreement, the rights and obligations of the Company and BTFHC under the advance review, consultation, notice and cooperation provisions of Sections 2(c), 2(d), 5(a), 5(c), 6(a), 6(b) and 7(h)(ii) shall be suspended. Such rights and obligations shall be immediately reinstated upon the termination of the Transitional Services Agreement or upon written notice from BTFHC to such effect. In performing any such services, the Company shall act as an agent and/or independent contractor of BTFHC and shall have no personal liability with respect to any Taxes related thereto other than as expressly provided herein or in the Transitional Services Agreement.

     (o) Tax Elections. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Bally Group (including the election with respect to the calculation of earnings and profits under Code o 1552 and the regulations thereunder). Bally, as common parent of the Bally Group, shall continue to have sole discretion to make any and all elections with respect to all members of the Bally Group for all Taxable Periods for which it is obligated to file Tax or Information Returns under Section 2(a)(i).

              (p) Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches hereto and to enforce specifically the terms and provisions hereof in any court having jurisdiction; such remedy shall be in addition to any other remedy available at law or in equity.

              (q) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

              (r) Setoff Except as provided in Section 4(a), all payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.


              (s) Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year above written.

                                  BALLY ENTERTAINMENT CORPORATION AND
                                  SUBSIDIARIES


                                By: /s/ James S. Montana, Jr.
                                   --------------------------------------
                                Name: James Montana
                                     ------------------------------------
                                Title: Senior Vice President
                                      -----------------------------------
                                      Bally Entertainment Corporation


                                  BALLY TOTAL FITNESS HOLDING
                                  CORPORATION AND SUBSIDIARIES


                                By: /s/ Cary Gaan
                                   --------------------------------------
                                Name: Cary Gaan
                                     ------------------------------------
                                Title: Senior Vice President
                                      -----------------------------------
                                      Bally Total Fitness Holding Corporation


                                  BALLY TOTAL FITNESS CORPORATION


                                By: /s/ Cary Gaan
                                   --------------------------------------
                                Name: Cary Gaan
                                     ------------------------------------
                                Title: Senior Vice President
                                      -----------------------------------
                                      Bally Total Fitness Corporation


                                  SCANDINAVIAN HEALTH SPA, INC.


                                By: /s/ Cary Gaan
                                   --------------------------------------
                                Name: Cary Gaan
                                     ------------------------------------
                                Title: Senior Vice President
                                      -----------------------------------
                                      Scandinavian Health Spa, Inc.